Exhibit 3.2.3
					CERTIFICATE OF AMENDMENT

						STOCK CORPORATION

				 Office of the Secretary of the State

	30 Trinity Street/P.O. Box 150470/Hartford, CT  06115-0470/new 1-97

					  Space for Office Use Only


1.	NAME OF CORPORATION

	The Connecticut Light and Power Company

2.	THE CERTIFICATE OF INCORPORATION IS (check A., B. or C.):

	X	A.	AMENDED.

		B.	AMENDED AND RESTATED.

		C.	RESTATED.

3.	TEXT OF EACH AMENDMENT/RESTATEMENT:

	SEE ATTACHMENT A

	(Please reference an 8 1/2 X 11 attachment if additional space is needed)

					  Space for Office Use Only

4.	VOTE INFORMATION (check A., B. or C.)

	X.	A.	The resolution was approved by shareholders as follows:

		(set forth all voting information required by Conn. Gen. Stat.
section 33-800 as amended in the space provided below)

1.	There are three classes of capital stock as follows:

	Preferred Stock, $50 par value, 5,424,000 shares outstanding; Class A Preferred Stock, $25 par value, 0 shares outstanding; and Common Stock, $10 par value, 12,222,930 shares outstanding.

2.	No shares are entitled to be voted as a group.

3.	The shareholders vote was as follows:

	Vote required for adoption:  8,148,620

	Vote favoring adoption:  12,222,930

	B.	The amendment was adopted by the board of directors without
shareholder action.  No shareholder vote was required for adoption.

	C.	The amendment was adopted by the incorporators without shareholder action.  No shareholder vote was required for adoption.

5.	EXECUTION

Dated this 27 th day of April, 1998

Print or type name of signatory

O. Kay Comendul

Capacity of signatory

Assistant Secretary

Signature
/s/O. Kay Comendul


						ATTACHMENT A

			(The Connecticut Light and Power Company)

	RESOLVED, that Section IX of Part Two of Article IV of the Amended and Restated Certificate of Incorporation of the Company, as amended on December 26, 1996, is hereby deleted in its entirety and replaced with a new Section
IX of Part Two of Article IV to read as follows:

						SECTION IX
			INDEMNIFICATION OF DIRECTORS, OFFICERS
					EMPLOYEES AND AGENTS

Effective January 1, 1997, the Company shall indemnify and advance reasonable expenses to an individual made or threatened to be made a party to a proceeding because he/she is or was a Director of the Company to the fullest extent permitted by law under Section 33-771 and Section 33-773 of the Connecticut General Statutes, as may be amended from time to time ("Connecticut General Statutes"). The Company shall also indemnify and advance reasonable expenses under Connecticut General Statutes Sections 33-770 to 33-778, inclusive, as amended, to any officer, employee or agent of the company who is not a Director to the same extent as a Director and to such further extent, consistent with public policy, as may be provided by contract, the Certificate of Incorporation of the Company, the Bylaws of the Company or a resolution of the Board of Directors. In connection with any advance for such expenses, the Company may, but need not, require any such officer, employee or agent to deliver a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for expenses if it is ultimately determined that he/she is not entitled to indemnification. The Board of Directors, by resolution, the general counsel of the Company, or such additional officer or officers as the Board of Directors may specify, shall have the authority to determine that indemnification or advance for such expenses to any such officer, employee or agent is permissible and to authorize payment of such indemnification or advance for expenses. The Board of Directors, by resolution, the general counsel of the Company, or such additional officer or officers as the Board of Directors may specify, shall also have the authority to determine the terms on which the Company shall advance expenses to any such officer, employee or agent, which terms need not require delivery by such officer, employee or agent of a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for such expenses if it is ultimately determined that he/she is not entitled to indemnification.

The indemnification and advance for expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified or eligible for advance for expenses may be entitled under Connecticut law as in effect on the effective date hereof and as thereafter amended or any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

No lawful repeal or modification of this Section IX or the adoption of any provision inconsistent herewith by the Board of Directors and shareholders of the Company or change in statute shall apply to or have any effect on the obligations of the Company to indemnify or to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any proceeding arising out of or with respect to any acts or omissions occurring at or prior to the effective date of such repeal, modification or adoption of a provision or statutes change inconsistent herewith.